Exhibit 4.10

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Engine Media Holdings, Inc.

3000 - 77 King Street West

P.O. Box 95, TD Centre North Tower

Toronto, Ontario M5K 1G8

Item 2.	Date of Material Change

February 26, 2021

Item 3.	News Release

A news release was disseminated on February 26, 2021 through the facilities of CNW Group and subsequently filed on the System for Electronic Document Analysis and Retrieval (www.sedar.com).

Item 4.	Summary of Material Change

Engine Media Holdings, Inc. (TSXV: GAME; OTCQB: MLLLF) (“Engine Media” or the “Company”) closed the previously announced private placement of 2,000,000 units (the “Units”) for gross proceeds of US$15,000,000 at a price of US$7.50 per Unit (the “Offering”).

In connection with the Offering, certain directors and officers of the Company (the “Insiders”) acquired 35,832 Units. The participation of Insiders in the Offering constitutes a “related party transaction”, as such terms are defined by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on an exemption from the formal valuation requirements of MI 61-101 available on the basis of the securities of the Company not being listed on specified markets, including the Toronto Stock Exchange, the New York Stock Exchange, the American Stock Exchange, the NASDAQ or certain overseas stock exchanges. The Company is also relying on the exemption from minority shareholder approval requirements under MI 61-101 as the fair market value of the participation in the Offering by the Insiders does not exceed 25% of the market capitalization of the Company.

In addition, further to the Company’s January 26, 2021 press release, EB Acquisition Company, LLC has converted its US$5 million secured loan into a US$5 million secured convertible debenture (the “Convertible Debenture”) which is convertible into units of the Company at a conversion price of US$10.25 per Unit, with a term of three years.

Item 5.	Full Description of Material Change

5.1 Full Description of Material Change

See Schedule “A” attached hereto.

5.2 Disclosure for Restructuring Transactions

Not applicable.

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

The report is not being filed on a confidential basis.

Item 7.	Omitted Information

No significant facts have been omitted from this report.

Item 8.	Executive Officer

The following officer of the Company may be contacted for further information:

Michael Munoz Chief Financial Officer 212- 931-1200 mmunoz@franklymedia.com

Item 9.	Date of Report

This report is dated this 1st day of March, 2021.

SCHEDULE “A”

Engine Media Announces Closing of $15 Million Private Placement

TORONTO, Feb. 26, 2021 /CNW/ — Engine Media Holdings, Inc. (TSXV: GAME; OTCQB: MLLLF) (“Engine Media” or the “Company”) announces that is has closed the previously announced private placement of 2,000,000 units (the “Units”) for gross proceeds of US$15,000,000 at a price of US$7.50 per Unit (the “Offering”). Each Unit consists of one common share of the Company and one-half of one common share purchase warrant (a “Warrant”). Each whole Warrant entitles the holder to acquire one additional share of the Company at a price of US$15.00 per share for a period of 3 years provided that: (i) if the common shares are listed for trading on NASDAQ, (ii) the Company completes an offering of securities under a short form prospectus for an aggregate amount of at least US$30,000,000, and (iii) the closing price of the common shares on NASDAQ is US$30.00 or greater for a period of 15 consecutive trading days, then the Company may accelerate the expiry date of the Warrants to the 30th day after the date written notice is provided to the holders.

The Company paid cash commissions to eligible finders under the Offering totaling $229,506.08 and also issued the following securities as partial payment of commissions to finders: 13,966 Units; and, 44,567 finders warrants, with each finder warrant exercisable into a common share at an exercise price of US$15.00 per share for 3 years subject to the same acceleration terms described above.

All securities issued under the Offering are subject to a hold period of four months and one day from the closing.

Related Party Transaction

In connection with the Offering, certain directors and officers of the Company (the “Insiders”) acquired 60,811 Units. The participation of Insiders in the Offering constitutes a “related party transaction”, as such terms are defined by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on an exemption from the formal valuation requirements of MI 61-101 available on the basis of the securities of the Company not being listed on specified markets, including the Toronto Stock Exchange, the New York Stock Exchange, the American Stock Exchange, the NASDAQ or certain overseas stock exchanges. The Company is also relying on the exemption from minority shareholder approval requirements under MI 61-101 as the fair market value of the participation in the Offering by the Insiders does not exceed 25% of the market capitalization of the Company.

EB Convertible Debenture

Further to the Company’s January 26, 2021 press release, EB Acquisition Company, LLC has converted its US$5 million secured loan into a US$5 million secured convertible debenture (the “Convertible Debenture”) which is convertible into units of the Company at a conversion price of US$10.25 per unit, with each unit comprised of one common share and one-half of a warrant, with each whole warrant exercisable into a common share at an exercise price of US$15.00 per share for a period of three years from the issuance of the Convertible Debenture. The Convertible Debenture has a term of three years.

This press release does not constitute an offer of sale of any of the foregoing securities in the United States. None of the foregoing securities have been and will not be registered under the U.S. Securities Act of 1933, as amended (the “1933 Act”) or any applicable state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) or persons in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the foregoing securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these Securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualifications under the securities laws of any such jurisdiction.

About Engine Media Holdings, Inc.

Engine Media Holdings Inc. is traded publicly under the ticker symbol (TSX-V: GAME) (OTCQB: MLLLF). The organization is focused on developing premium consumer experiences and unparalleled technology and content solutions for partners in the esports, news and gaming industry. The company’s subsidiaries include Stream Hatchet; the global leader in gaming video distribution analytics; Eden Games, a premium video game developer and publisher with numerous console and mobile gaming franchises; WinView Games, an industry innovator in audience second screen play-along gaming during live events; UMG, an end-to-end competitive esports platform enabling the professional and amateur esport community with tournaments, matches and award nominating content; and Frankly Media, a digital publishing platform empowering broadcasters to create, distribute and monetize content across all channels. Engine Media generates revenue through a combination of direct-to-consumer and subscription fees; streaming technology and data SaaS-based offerings; programmatic advertising and sponsorships. To date, the combined companies’ clients have included more than 1,200 television, print and radio brands, dozens of gaming and technology companies, and have connectivity into hundreds of millions of homes around the world through their content, distribution and technology services.

Cautionary Statement on Forward-Looking Information

This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Engine Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

The forward-looking statements and information in this press release include, financial, operational and other projections and outlooks, and expectations. Such statements and information reflect the current view of Engine Media. By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Engine Media’s actual results, performance or achievements or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: expectations regarding existing products and plans to develop, implement or adopt new technology or products; expectations regarding the successful integration of recent acquisitions of WinView, Inc. and Frankly Inc.; the expectation of obtaining new customers for the Company’s products and services; requirements for additional capital and future financing options; and, those factors discussed in the Company’s continuous disclosure documents filed with the Canadian Securities Administrators, which may be viewed at www.sedar.com.

Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statement prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. Engine Media cautions that the foregoing list of material factors is not exhaustive. When relying on the Company’s forward-looking statements and information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Engine Media has assumed that the material factors referred to in the previous paragraph will not cause such forward-looking statements and information to differ materially from actual results or events. However, the list of these factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. The forward-looking information contained in this press release represents the expectations of Engine Media as of the date of this press release and, accordingly, is subject to change after such date. Readers should not place undue importance on forward looking information and should not rely upon this information as of any other date. While Engine Media may elect to do so, Engine Media does not undertake to update this information at any particular time except as required in accordance with applicable laws.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.